Eighth Supplemental Indenture
among
MetLife, Inc.,
as Issuer,
The Bank of New York Mellon Trust Company, N.A.,
as Trustee
and
J.P. Morgan Securities inc.,
as Premium Calculation Agent
Dated as of July 8, 2009

Table of Contents

Page

ARTICLE I
Definitions

SECTION 1.1 Definitions of Terms	1

ARTICLE II
General Terms and Conditions of the Junior Subordinated Debentures

SECTION 2.1 Designation and Principal Amount	15
SECTION 2.2 Final Maturity	15
SECTION 2.3 Form and Payment	15
SECTION 2.4 Interest	16

ARTICLE III
Redemption of the Junior Subordinated Debentures

SECTION 3.1 Optional Redemption	17
SECTION 3.2 Scheduled Redemption	18
SECTION 3.3 Redemption Procedure for Junior Subordinated Debentures	20
SECTION 3.4 Payment of Securities Called for Redemption	21
SECTION 3.5 No Sinking Fund	21

ARTICLE IV
Optional Deferral of Interest and Trigger Events

SECTION 4.1 Optional Deferral of Interest	21
SECTION 4.2 Notices of Deferral and Trigger Period	22
SECTION 4.3 Trigger Events	23

ARTICLE V
Events of Default

SECTION 5.1 Events of Default	23

ARTICLE VI
Covenants

SECTION 6.1 Certain Restrictions During Optional Deferral Periods or Following a Trigger Event	25
SECTION 6.2 Obligation to Effect Certain Sales of Common Stock of the Company; Alternative Payment Mechanism	27
SECTION 6.3 Payment of Expenses	30
SECTION 6.4 Payment Upon Resignation or Removal	30

ARTICLE VII
Subordination

SECTION 7.1 Agreement to Subordinate	31
SECTION 7.2 Liquidation; Dissolution; Bankruptcy	31
SECTION 7.3 Default on Senior Indebtedness	32

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Page
SECTION 7.4 When Distribution Must Be Paid Over	32
SECTION 7.5 Subrogation	32
SECTION 7.6 Relative Rights	32
SECTION 7.7 Rights of the Trustee; Holders of Senior Indebtedness	33
SECTION 7.8 Subordination May Not Be Impaired	33
SECTION 7.9 Distribution	33
SECTION 7.10 Authorization to Effect Subordination	34

ARTICLE VIII
Notice

SECTION 8.1 Notice by the Company	34

ARTICLE IX
Original Issue of Junior Subordinated Debentures

SECTION 9.1 Original Issue of Junior Subordinated Debentures	34

ARTICLE X
Limitation on Claims

SECTION 10.1 Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy	35

ARTICLE XI
Discharge, Defeasance and Covenant Defeasance

SECTION 11.1 Base Indenture Applies	35

ARTICLE XII
Premium Calculation Agent

SECTION 12.1 Appointment of Premium Calculation Agent	35
SECTION 12.2 Payment	36
SECTION 12.3 Eligibility Requirements	36
SECTION 12.4 Resignation and Removal	36
SECTION 12.5 Liability	36
SECTION 12.6 Indemnification	36

ARTICLE XIII
Miscellaneous

SECTION 13.1 Ratification of Base Indenture; Conflicts	37
SECTION 13.2 Junior Subordinated Debentures Unaffected by Other Supplemental Indentures	37
SECTION 13.3 Trustee Not Responsible for Recitals	37
SECTION 13.4 Tax Treatment	37
SECTION 13.5 Governing Law	38
SECTION 13.6 Separability	38
SECTION 13.7 Counterparts	38
SECTION 13.8 Calculation Agent and Premium Calculation Agent	38
SECTION 13.9 Additional Information	38

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     EIGHTH SUPPLEMENTAL INDENTURE, dated as of July 8, 2009 (this “Eighth Supplemental Indenture”), among MetLife, Inc., a Delaware corporation (the “Company”), The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and J.P. Morgan Securities Inc., as premium calculation agent (the “Premium Calculation Agent”), supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.
Recitals
     WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;
     WHEREAS, pursuant to the terms of the Base Indenture and this Eighth Supplemental Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069 (the “Junior Subordinated Debentures”), the form and substance of such Junior Subordinated Debentures and the terms, provisions and conditions thereof to be set forth herein as provided in the Indenture;
     WHEREAS, the Company has requested that the Trustee execute and deliver this Eighth Supplemental Indenture; and
     WHEREAS, all requirements necessary to make this Eighth Supplemental Indenture a valid instrument in accordance with its terms, and to make the Junior Subordinated Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Eighth Supplemental Indenture have been duly authorized in all respects.
     NOW, THEREFORE, in consideration of the purchase and acceptance of the Junior Subordinated Debentures by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Junior Subordinated Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:
ARTICLE I
Definitions
     SECTION 1.1 Definitions of Terms.
     Unless the context otherwise requires or unless otherwise set forth herein:
          (a) a term not defined herein that is defined in the Base Indenture, as previously supplemented, has the same meaning when used in this Eighth Supplemental Indenture;

          (b) the definition of any term in this Eighth Supplemental Indenture that is also defined in the Base Indenture, as previously supplemented, shall for the purposes of this Eighth Supplemental Indenture supersede the definition of such term in the Base Indenture, as previously supplemented;
          (c) a term defined anywhere in this Eighth Supplemental Indenture has the same meaning throughout;
          (d) the definition of a term in this Eighth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture, as previously supplemented, insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;
          (e) the singular includes the plural and vice versa;
          (f) headings are for convenience of reference only and do not affect interpretation;
          (g) references in this Eighth Supplemental Indenture to “$,” “U.S. $” and “U.S. dollars” are to the lawful currency of the United States of America; and
          (h) the following terms have the meanings given to them in this Section 1.1(g):
     “Acceleration Date” has the meaning provided in Section 4.1 hereof.
     “Adjusted Stockholders’ Equity Amount” means, as of any quarter end and subject to certain adjustments, the stockholders’ equity of the Company as reflected on the Company’s consolidated GAAP balance sheet as of such quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet.
     “Alternative Payment Mechanism” has the meaning provided in Section 6.2(a) hereof.
     “Annual Statement” means, as to a U.S. Life Insurance Subsidiary, the annual statement of such U.S. Life Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.
     “Base Indenture” has the meaning provided in the preamble hereto.
     “Benchmark Quarter” means, with respect to any completed fiscal quarter, the fiscal quarter that is ten fiscal quarters prior to such completed fiscal quarter.
     “Business Day” means any day (i) other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed, and (ii) on or after August 1, 2039, which is a London Banking Day.

     “Calculation Agent” means The Bank of New York Mellon Trust Company, N.A., or any other firm appointed by the Company, acting as Calculation Agent.
     “Commercially Reasonable Efforts” means commercially reasonable efforts on the part of the Company to complete the offer and sale of Qualifying Capital Securities to third parties that are not Subsidiaries of the Company in public offerings or private placements. For the avoidance of doubt, the Company will not be considered to have made such Commercially Reasonable Efforts to effect such a sale if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.
     “Common Stock” means shares of common stock of the Company, including treasury shares and shares sold pursuant to the Company’s dividend reinvestment plans and employee benefit plans.
     “Company” has the meaning set forth in the preamble hereto.
     “Company Action Level” has the meaning specified in the definition of the term Risk Based Capital Ratio.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Redemption Date to August 1, 2034 (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
     “Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Compounded Interest” means additional interest on any accrued and unpaid interest to the extent permitted by applicable law at the then applicable interest rate on the Junior Subordinated Debentures.
     “Covered Insurance Subsidiaries” means the Company’s largest U.S. Life Insurance Subsidiaries (in terms of general admitted assets) that collectively account for 80% or more of the General Account Admitted Assets of all of the Company’s U.S. Life Insurance Subsidiaries.
     “Current Market Price” with respect to the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted. If the Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the Current Market Price will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Stock is not so quoted, the Current Market Price will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Deferral Notice Period” has the meaning set forth in Section 6.1 hereof.
     “Depositary” means The Depository Trust Company or any successor clearing agency.
     “Event of Default” has the meaning ascribed to such term in Section 5.1 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fifth Deferral Anniversary” has the meaning provided in Section 6.2(a) hereof.
     “Final Maturity Date” has the meaning set forth in Section 2.2 hereof.
     “Fixed Rate Period” has the meaning provided in Section 2.4 (a) hereof.
     “Floating Rate Period” has the meaning provided in Section 2.4 (b) hereof.
     “Foregone Interest” has the meaning provided in Section 10.1 hereof.
     “GAAP” means, at any date or for any period, accounting principles generally accepted in the United States as in effect on such date or for such period.
     “General Account Admitted Assets” means, as to a U.S. Life Insurance Subsidiary as of any year end, the total admitted assets of such U.S. Life Insurance Subsidiary as reflected on the balance sheet included in its statutory financial statements as of such year end minus the separate account assets reflected on such balance sheet.
     “Global Security” means a Security in the form prescribed in Exhibit A hereof evidencing all or part of the Junior Subordinated Debentures registered in the name of the Depositary or its nominee for such series.
     “Indenture” has the meaning set forth in the recitals hereto.
     “Interest Payment Date” means, during the Fixed Rate Period, each of February 1 and August 1, beginning on February 1, 2010 and during the Floating Rate Period, each of February 1, May 1, August 1 and November, beginning on August 1, 2039; provided, that, if any such day is not a Business Day (i) payment of interest payable in connection with an Interest Payment Period will be made with respect of Interest Payment Dates during the Fixed Rate Period, on the next succeeding day that is a Business Day, without any interest or other payment in respect to such delay, and (ii) with respect to an Interest Payment Date during the Floating Rate Period, the Interest Payment Date shall be the immediately succeeding Business Day, unless such date falls in the next calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day, except that if any of the Interest Payment Dates during the Floating Rate Period fall on a date fixed for redemption or repayment and such day is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day without any interest or other payment in respect of any such delay in connection with such redemption or repayment.
     “Interest Payment Period” means the period from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the date of initial issuance of the Junior Subordinated Debentures (subject to Section 2.1(b) hereof) to but not including the next succeeding Interest Payment Date.
     “Junior Subordinated Debentures” has the meaning set forth in the recitals hereto.
     “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Payment Period.
     “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
     “Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest that would have been payable on the Junior Subordinated Debentures to be redeemed to and including August 1, 2034 (not including any portion of those payments of interest accrued as of the applicable Redemption Date), discounted from their respective scheduled payment dates to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 70 basis points; plus accrued and unpaid interest, together with any Compounded Interest, thereon, to the extent permitted by law, to, but excluding, such Redemption Date.
     “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
(i)	trading in securities generally on any national securities exchange or over-the-counter market, on which the Common Stock is then listed or traded (as of the date of this Eighth Supplemental Indenture, the New York Stock Exchange), is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts trading in, and the issuance and sale of, the Common Stock;

(ii)	the Company was required to obtain the consent or approval of its stockholders, a regulatory body or governmental authority to issue or sell Common Stock pursuant to the Alternative Payment Mechanism or to issue or sell Qualifying Capital Securities pursuant to the Replacement Capital Obligation and, after using its commercially reasonable efforts to obtain such consent or approval, it fails to obtain that consent or approval;

(iii)	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts trading in, or the issuance of, the Common Stock pursuant to the Alternative Payment Mechanism or the issuance and sale of Qualifying Capital Securities pursuant to the Replacement Capital Obligation;

(iv)	a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts trading in, or the issuance and sale of, the Common Stock pursuant to the Alternative Payment Mechanism or the issuance and sale of Qualifying Capital Securities pursuant to the Replacement Capital Obligation;

(v)	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, as to make it, in the Company’s judgment, impracticable to proceed with the issuance and sale of Common Stock pursuant to the Alternative Payment Mechanism or the issuance and sale of Qualifying Capital Securities pursuant to the Replacement Capital Obligation;

(vi)	an event occurs and is continuing as a result of which the offering document for the Common Stock pursuant to the Alternative Payment Mechanism or the offer and sale of Qualifying Capital Securities pursuant to the Replacement Capital Obligation would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the Company’s reasonable judgment, would have a material adverse effect on its business and is not otherwise required by law, or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, and the Company has a bona fide reason for keeping the same confidential or its disclosure would impede the Company’s ability to consummate such transaction; provided that no single suspension period contemplated by this clause (vi) may exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vi) may not exceed an aggregate of 180 days in any 360-day period; or

(vii)	the Company reasonably believes that the offering document for the offer and the sale of the Common Stock pursuant to the Alternative Payment Mechanism or the offer and sale of Qualifying Capital Securities pursuant to the Replacement Capital Obligation would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in clause (vi)) and the Company is unable to comply with such rule or regulation or such compliance is impracticable; provided that no single suspension period contemplated by this clause (vii) may exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) may not exceed an aggregate of 180 days in any 360-day period.
     “Maturity Date” means the Final Maturity Date and any earlier date on which any Junior Subordinated Debentures become due and payable, whether pursuant to a notice of redemption, acceleration or otherwise and on which the principal shall be due and payable together with all accrued and unpaid interest thereon, including Compounded Interest.
     “Model Act” means the NAIC Risk-Based Capital (RBC) for Insurers Model Act as included in the NAIC’s Model Laws, Regulations and Guidelines as of June 15, 2006 and as hereinafter amended, modified or supplemented.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Most Recently Completed Quarter” means:
(i)	as to an Interest Payment Date on February 1, the quarter ended on the preceding December 31;

(ii)	as to an Interest Payment Date on May 1, the quarter ended on the preceding March 31;

(iii)	as to an Interest Payment Date on August 1, the quarter ended on the preceding June 31; and

(iv)	as to an Interest Payment Date on November 1, the quarter ended on the preceding September 30.
     “NAIC” means the National Association of Insurance Commissioners.
     “Notice Date” has the meaning provided in Section 3.2(d) hereof.
     “NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.
     “Optional Deferral” has the meaning provided in Section 4.1 hereof.
     “Optional Deferral Period” has the meaning provided in Section 4.1 hereof.
     “Optionally Deferred Interest” has the meaning provided in Section 4.1 hereof.
     “Other Covenant Default” has the meaning provided in Section 5.1(b) hereof.
     “Other Covenant Default Notice” has the meaning provided in Section 5.1(c) hereof.
     “Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the Junior Subordinated Debentures to be redeemed, plus accrued and unpaid interest,

together with any Compounded Interest thereon, to the extent permitted by law, to, but excluding, the applicable Redemption Date.
     “Parity Securities” has the meaning provided in Section 6.1(b) hereof.
     “Premium Calculation Agent” means J.P. Morgan Securities Inc. or, if that firm resigns or is removed pursuant to the terms of this Eighth Supplemental Indenture, an investment banking institution of national standing appointed by the Company.
     “Preferred Stock” means the preferred stock of the Company outstanding from time to time.
     “Primary Treasury Dealer” means a primary U.S. government securities dealer in New York City.
     “QCS Proceeds Collection Period” means, with respect to the “Required Repayment Date” that is the Scheduled Redemption Date, a 180-day period, and with respect to any subsequent Required Repayment Date, a 90-day period, ending on the Notice Date with respect thereto.
     “Qualifying APM Securities” means: (i) Common Stock; and (ii) Qualifying Warrants.
     “Qualifying Capital Securities” has the meaning given to it in the RCC.
     “Qualifying Warrants” means net share settled warrants to purchase Common Stock that the Company can sell at its sole discretion and that have an exercise price greater than the Current Market Price of the Common Stock as of their date of issuance, that the Company is not entitled to redeem for cash and that the holders of which are not entitled to require the Company to repurchase for cash in any circumstance.
     “Rating Agency Event” means a change by any NRSRO that rates the Junior Subordinated Debentures, in the equity rating criteria for securities such as the Junior Subordinated Debentures as is in effect on the date of this Eighth Supplemental Indenture, which change results in lower equity credit being given to the Junior Subordinated Debentures than the equity credit that would have been given to the Junior Subordinated Debentures in the absence of such change.
     “RBC” has the meaning provided herein in the definition of Risk-Based Capital Ratio.
     “RCC” means the replacement capital covenant the Company has entered into for the benefit of holders of Covered Debt (as defined therein) on July 8, 2009, as amended or supplemented from time to time, a copy of which shall be delivered by the Company to the Trustee on or before the date hereof.
     “Redemption Date” has the meaning provided in Section 3.3 hereof.
     “Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer the Company will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Premium Calculation Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Registered Security” means any Security in the form established pursuant to Section 9.1 hereof which is registered as to principal and interest in the Security Register.
     “Remaining Life” has the meaning set forth in the definition of “Comparable Treasury Issue.”
     “Replacement Capital Obligation” means the Company’s obligations under Section 3.2.
     “Required Repayment Date” has the meaning provided in Section 3.2 (d) hereof.
     “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).
     “Risk-Based Capital Ratio” means the ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance companies’ “total adjusted capital” calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurers’ operations. For all Covered Insurance Subsidiaries, calculated on a combined basis, this ratio equals the sum of total adjusted capital amounts for Covered Insurance Subsidiaries divided by the sum of Company Action Level amounts for those same subsidiaries. The NAIC’s model risk-based capital, or “RBC,” law sets forth the RBC levels, ranging from the Company Action Level to the “mandatory control level,” at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the “Company Action Level.” If an insurance company’s Total Adjusted Capital is higher than the Company Action Level, no corrective action is required to be taken. At progressively lower levels of Total Adjusted Capital, an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer’s business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company’s financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The Company Action Level is twice the level (known as the “authorized control level”) below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control.
     “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
     “Scheduled Redemption Date” has the meaning set forth in Section 3.2(a).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities” has the meaning set forth in the recitals of this Eighth Supplemental Indenture.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Indebtedness” means principal of, and interest and premium, if any, on, and any other amounts payable in respect of (i) all indebtedness of the Company, whether outstanding on the date of the initial issuance of the Junior Subordinated Debentures or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, trust preferred securities of statutory trusts and related subordinated debentures and guarantees of the Company issued under the Base Indenture, but excluding (1) the Company’s obligations under the Financing Agreement relating to the 9.250% Fixed-to-Floating-Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust X (the “9.250% X-SURPS”) and, upon an exchange of the 9.250% X-SURPS, the related 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 of the Company, (2) the Company’s obligations under the Financing Agreement relating to the 7.875% Fixed-to-Floating-Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust IV (the “7.875% X-SURPS”) and, upon an exchange of the 7.875% X-SURPS, the related 7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 of the Company, and (3) the Company’s 6.40%, Fixed-to-Floating Rate Junior Subordinated Debentures due 2066), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) all obligations of the Company under leases required or permitted to be capitalized under GAAP; (iii) any indebtedness referred to in clause (i) of other Persons for the payment of which the Company is responsible or liable as guarantor or otherwise; and (iv) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness; provided, however, that Senior Indebtedness shall not include: (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (i.e., trade accounts payable), which will rank equally in right of payment and upon liquidation with the Junior Subordinated Debentures, (2) indebtedness which by its terms ranks equally with or subordinated to the Junior Subordinated Debentures in right of payment or upon liquidation, (3) indebtedness owed by the Company to its Subsidiaries, which also will rank equally in right of payment and upon liquidation to the Junior Subordinated Debentures, and (4) any liability for federal, state, local or other taxes owed or owing by the Company or by its Subsidiaries. Each of (i) the Company’s obligations under the Financing Agreement relating to the 9.250% X-SURPS and, upon an exchange of the 9.250% X-SURPS, the related 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 of the Company, (ii) the Company’s obligations under the Financing Agreement relating to the 7.875% X-SURPS and, upon an exchange of the

7.875% X-SURPS, the related 7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 of the Company and (iii) the Company’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066 shall rank equally with, and shall not be senior in right of payment to, the Junior Subordinated Debentures. Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions of this Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.
     “Shares Available for Issuance” means a number of shares of Common Stock calculated in two steps, as follows:
(i)	first, the Company will deduct from the number of its authorized and unissued shares of Common Stock, the maximum number of shares of Common Stock that can be issued under existing options, warrants, convertible securities, equity-linked contracts and other agreements which require it to issue a maximum determinable number of shares of Common Stock; and

(ii)	after the Company deducts the number of shares of Common Stock provided for in clause (i) from the number of the Company’s authorized and unissued shares of Common Stock, the Company will allocate on a pro rata basis or such other basis as it determines is appropriate, the remaining authorized and unissued shares of Common Stock to the Alternative Payment Mechanism (such number of shares of Common Stock allocated to the Alternative Payment Mechanism, the “Shares Available for Issuance”) and to any other commitment under which the maximum number of shares of its Common Stock that the Company could be required to issue is not determinable;
provided, that by acceptance of the Junior Subordinated Debentures, each holder of Junior Subordinated Debentures expressly agrees that the Company may modify the foregoing definition of “Shares Available for Issuance” and the related provisions of this Eighth Supplemental Indenture without the consent of holders or beneficial owners of the Junior Subordinated Debentures, provided that (i) the Company has determined, in good faith, that such modification is not materially adverse to such holders, (ii) the rating agencies then rating the Junior Subordinated Debentures confirm the then current ratings of the Junior Subordinated Debentures and (iii) the number of Shares Available for Issuance after giving effect to such modification will not fall below the then applicable threshold set forth in Section 6.2(c) hereof.
     “Special Event Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest that would have been payable on the Junior Subordinated Debentures to be redeemed to and including August 1, 2034 (not including any portion of those payments of interest accrued as of the applicable Redemption Date), discounted from their respective scheduled payment dates to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 80 basis points; plus accrued and unpaid interest, together with any Compounded Interest, thereon, to the extent permitted by law, to, but excluding, such Redemption Date.
     “Tax Event” with respect to the Junior Subordinated Debentures means (1) the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Company or any of the Company’s subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or its subsidiaries or becomes publicly known on or after June 30, 2009, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Junior Subordinated Debentures is not or, at any time subsequent to the Company’s receipt of such opinion, will not be, wholly deductible by the Company for U.S. federal income tax purposes.
     “Three-Month LIBOR” means, with respect to any Interest Payment Period during the Floating Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Payment Period and ending on the next Interest Payment Date (the “Relevant Period”) that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Payment Period. If such rate does not appear on Reuters Page LIBOR01, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Relevant Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR Determination Date for that Interest Payment Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Interest Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Interest Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Payment Period for loans in U.S. dollars to leading European banks for the Relevant Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Interest Payment Period will be the same as Three-Month LIBOR as determined for the previous Interest Payment Period or, in the case of the Interest Payment Period beginning on August 1, 2039, 3.202%. The establishment of Three-Month LIBOR for each Interest Payment Period beginning on or after August 1, 2039 by the Calculation Agent shall (in the absence of manifest error) be final and binding.

     “Total Adjusted Capital” has the meaning specified in subsection M of Section 1 (or the relevant successor section, if any) of the Model Act.
     “Trailing Four Quarters Consolidated Net Income Amount” means, for any fiscal quarter, the sum of the Company’s consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding such Redemption Date.
     “Trigger Event” will have occurred if one of the following conditions exists as of the date which is 30 days prior to any Interest Payment Date:
(i)	the Covered Insurance Subsidiaries’ Risk-Based Capital Ratio is less than 175% of the Company Action Level for the Covered Insurance Subsidiaries, in the case of each Covered Insurance Subsidiary based on the most recent annual financial statements for the year ended prior to such Interest Payment Date for which such Covered Insurance Subsidiary has filed its Annual Statement with the applicable state insurance commissioners or

(ii)	(x) the Trailing Four Quarters Consolidated Net Income Amount, for the period ending on the last day of the quarter that is two quarters prior to the Most Recently Completed Quarter is zero or a negative amount, and (y) the Adjusted Stockholders’ Equity Amount, as of the last day of the Most Recently Completed Quarter and as of the end of the quarter that is two quarters before the Most Recently Completed Quarter, has declined by 10% or more as compared to the Adjusted Stockholders’ Equity Amount at the end of the Benchmark Quarter; provided, however, that
(A)	if, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, either (i) the Company’s consolidated net income is higher or lower than it would have been absent such change, then, for purposes of making the calculations described in clause (ii)(x) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred; or (ii) the Adjusted Stockholders’ Equity Amount as of a quarter end is higher or lower than it would have been absent such change, then, for purposes of making the calculations described in clause (ii)(y) above, the Adjusted Stockholders’ Equity Amount will be calculated on a pro forma basis as if such change had not occurred; and

(B)	if, after the end of the Benchmark Quarter for an Interest Payment Date and before the end of the next quarter, the Company issues a material amount of equity securities to fund an acquisition of a business or assets, with the consequence that the Adjusted Stockholders’ Equity Amount as of the end of subsequent quarters is higher than otherwise would have been the case, then for purposes of making the calculation described in clause (ii)(y) above, commencing with the quarter end after such issuance of a material amount of equity securities, the Adjusted Stockholders’ Equity Amount will be calculated on a pro forma basis without giving effect to the issuance of such material amount of equity securities until the later of (x) the first quarter end that is more than ten quarters after the end of the Benchmark Quarter and (y) if a Trigger Event occurs before the quarter end determined pursuant to clause (x), the first quarter end as of which a Trigger Period is no longer continuing. For purposes of this clause, a “material amount of equity securities” means equity securities that result in an increase in the Adjusted Stockholders’ Equity Amount equal to or exceeding the greater of (i) 1.5% of the Company’s stockholders’ equity as of the end of the relevant Benchmark Quarter and (ii) $100 million, in each case calculated without giving effect to this paragraph.
     “Trigger Period” means a period commencing upon the occurrence of a Trigger Event and continuing until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists for an Interest Payment Date. In addition, in the case of a Trigger Event described in clause (ii) of the definition of “Trigger Event,” such Trigger Period will continue until the Company is able again to satisfy the two tests in clauses (i) and (ii) of the definition of “Trigger Event” for an Interest Payment Date and the Company’s Adjusted Stockholders’ Equity Amount has increased, or has declined by less than 10%, in either case as compared to the Adjusted Stockholders’ Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which a Trigger Event had occurred under clause (ii) of the definition of “Trigger Event.”
     “Trustee” has the meaning set forth in the preamble hereto.
     “U.S.” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.
     “U.S. Life Insurance Subsidiary” means any of the Company’s Subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any Subsidiary of a U.S. Life Insurance Subsidiary.

ARTICLE II
General Terms and Conditions of the Junior Subordinated Debentures
     SECTION 2.1 Designation and Principal Amount.
     There is hereby authorized a series of Securities designated the 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069, which amount to be issued shall be as set forth in any written order of the Company for the authentication and delivery of Junior Subordinated Debentures pursuant to the Indenture. The Company may from time to time without the consent of the holders of Junior Subordinated Debentures, create further securities having the same terms and conditions as the Junior Subordinated Debentures in all respects (or in all respects except for the issue date, the date of the first payment of interest thereon and/or the issue price or the initial interest accrual date), so that such further issue shall be consolidated and form a single series with the outstanding Junior Subordinated Debentures, provided that such further securities are fungible with the outstanding Junior Subordinated Debentures for U.S. federal income tax purposes.
     SECTION 2.2 Final Maturity.
     The final maturity date shall be August 1, 2069 (the “Final Maturity Date”). Notwithstanding the preceding sentence, in the event that the Final Maturity Date is not a Business Day, then any payment of principal of the Junior Subordinated Debentures will be made on the next succeeding day which is a Business Day, without payment of any interest or other payment in respect of such delay.
     SECTION 2.3 Form and Payment.
     Except as provided in Section 2.11 of the Base Indenture, the Junior Subordinated Debentures shall be issued as one or more Global Securities in fully registered certificated form without interest coupons in denominations of $2,000 and integral multiples of $1,000, bearing identical terms. The Depository Trust Company shall serve as the initial Depositary for the Junior Subordinated Debentures. Principal and interest on the Junior Subordinated Debentures issued in certificated form will be payable, the transfer of such Junior Subordinated Debentures will be registrable and such Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures bearing identical terms and provisions at the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company (with the consent of the Trustee) by check mailed to the holder of a Junior Subordinated Debenture at such address as shall appear in the Security Register (subject to Section 2.4(e)); provided further, that, notwithstanding the foregoing provisions of this Section 2.3, for so long as the Depositary is the holder of all of the Outstanding Junior Subordinated Debentures, and provided that the Depositary has provided wire transfer instructions to the Company or the Paying Agent in a timely manner prior to each Interest Payment Date (which it may do by standing instructions) designating an account of the Depositary or its nominee at a commercial bank in the United States to which it wishes payments of interest on the Junior Subordinated Debentures to be made, the Company shall pay interest on the Junior Subordinated Debentures by wire transfer of federal (same day) funds to the account of the Depositary or its nominee in accordance with such wire transfer instructions.

     SECTION 2.4 Interest.
          (a) Subject to Article IV hereof, interest on the Junior Subordinated Debentures will accrue as follows:
(i)	From and including the date of initial issuance to but excluding August 1, 2039 or earlier redemption, as applicable (the “Fixed Rate Period”), the Junior Subordinated Debentures will bear interest at an annual rate equal to 10.750%, payable semi-annually in arrears on each Interest Payment Date applicable to the Fixed Rate Period, beginning on February 1, 2010.

(ii)	Solely in the event that the Junior Subordinated Debentures are not repaid or otherwise redeemed on or prior to August 1, 2039, from and including August 1, 2039 to but excluding the Maturity Date (the “Floating Rate Period”), the Junior Subordinated Debentures will bear interest at an annual rate equal to Three-Month LIBOR plus a margin equal to 7.548%, payable quarterly in arrears on each Interest Payment Date applicable to the Floating Rate Period.
          (b) Interest payments shall include accrued interest from and including the later of the issue date and the last date in respect of which interest has been paid or duly provided for, to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be. The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period shall be computed on the basis of a 360-day year of twelve 30-day months and during the Floating Rate Period on the basis of a 360-day year and the actual number of days elapsed, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month.
          (c) Otherwise than in connection with the maturity or early redemption of the Junior Subordinated Debentures or the payment in whole or in part of deferred or overdue interest on the Junior Subordinated Debentures, interest on the Junior Subordinated Debentures may be paid only on an Interest Payment Date. Notwithstanding the preceding sentence, in the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such Interest Payment Date shall be made, (i) with respect to any Interest Payment Date during the Fixed Rate Period, on the next succeeding day which is a Business Day without any interest or other payment in respect of any such delay and (ii) with respect to any Interest Payment Date during the Floating Rate Period, on the next succeeding day which is a Business Day, unless such date falls in the next calendar month, in which case on the immediately preceding day which is a Business Day, except that if any of the Interest Payment Dates during the Floating Rate Period falls on a date fixed for redemption or repayment, and such day is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day without any interest or other payment in respect of any such delay in connection with such redemption or repayment.
          (d) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Optionally Deferred Interest, will accrue and compound on each Interest Payment Date at the then applicable interest rate on the Junior Subordinated Debentures on each Interest Payment Date until paid. References to the term “interest” in this Indenture shall include such Compounded Interest.
          (e) For so long as the Junior Subordinated Debentures are represented by one or more Global Securities, interest in respect of each Junior Subordinated Debenture will be payable on each Interest Payment Date to the Person in whose name the Junior Subordinated Debentures are registered at the close of business on the Business Day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that interest payable on a Maturity Date will be paid to the person to whom principal is payable. In the event the Junior Subordinated Debentures at any time are not represented solely by one or more Global Securities, the Company may select (with written notice thereof to be sent to the Trustee) a different record date, which shall be at least one Business Day before an Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders of Junior Subordinated Debentures on such record date, and may be paid to the Person in whose name the Junior Subordinated Debentures (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered holders of Junior Subordinated Debentures not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner.
ARTICLE III
Redemption of the Junior Subordinated Debentures
     Article III of the Base Indenture shall be superseded in its entirety by this Article III with respect to, and solely for the benefit of the holders of, the Junior Subordinated Debentures, provided that this Article III shall not become a part of the terms of any other series of Securities.
     SECTION 3.1 Optional Redemption.
          (a) The Company shall have the right to redeem the Junior Subordinated Debentures at its option:
(i)	in whole or in part, at any time on or after August 1, 2034 at a cash redemption price equal to the Par Redemption Amount; provided that if the Junior Subordinated Debentures are not redeemed in whole pursuant to this clause (i), at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by the Company or any of its Affiliates) must remain outstanding after giving effect to such redemption;

(ii)	in whole or in part, at any time prior to August 1, 2034, in cases not involving a Tax Event or Rating Agency Event, at a cash redemption price equal to the greater of (x) the Par Redemption Amount and (y) the Make-Whole Redemption Amount; provided that if the Junior Subordinated

Debentures are not redeemed in whole pursuant to this clause (ii), at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by the Company or any of its Affiliates) must remain outstanding after giving effect to such redemption; and

(iii)	in whole, but not in part, at any time prior to August 1, 2034 after the occurrence of a Tax Event or a Rating Agency Event, at a cash redemption price equal to the greater of (x) the Par Redemption Amount and (y) the Special Event Make-Whole Redemption Amount.
     The Premium Calculation Agent shall give the Trustee notice of the redemption price with respect to any redemption under clause (ii) or (iii) above promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.
     SECTION 3.2 Scheduled Redemption.
          (a) Subject to the limitations contained in this Section 3.2, the Company shall repay the principal amount of the Junior Subordinated Debentures, together with accrued and unpaid interest, on August 1, 2039, or if that day is not a Business Day, on the next Business Day (the “Scheduled Redemption Date”).
          (b) The Company shall repay the Junior Subordinated Debentures on the Scheduled Redemption Date only to the extent that the Company has raised sufficient net proceeds during the applicable QCS Proceeds Collection Period from the issuance of Qualifying Capital Securities.
          (c) The Company, subject to a Market Disruption Event and subject to the Company’s right to otherwise redeem the Junior Subordinated Debentures pursuant to Section 3.1(a) hereof, shall use Commercially Reasonable Efforts to raise sufficient net proceeds during the applicable QCS Proceeds Collection Period from the issuance of Qualifying Capital Securities to permit repayment of the Junior Subordinated Debentures in full on the Scheduled Redemption Date. If the Company has not raised sufficient net proceeds during the applicable QCS Proceeds Collection Period to permit repayment of all principal and accrued and unpaid interest, including any Compounded Interest, to the extent permitted by law, on the Junior Subordinated Debentures on the Scheduled Redemption Date, the Company will continue to use Commercially Reasonable Efforts, subject to the limitations described in the immediately preceding sentence, to raise sufficient proceeds during the applicable QCS Proceeds Collection Period from the issuance of Qualifying Capital Securities to permit repayment of the Junior Subordinated Debentures on the next Interest Payment Date, and on each Interest Payment Date thereafter, until the Junior Subordinated Debentures are paid in full. The Company’s Replacement Capital Obligation will continue on the next Interest Payment Date, and on each Interest Payment Date thereafter, until the Junior Subordinated Debentures are paid in full.
          (d) The Company shall not be required to redeem the Junior Subordinated Debentures on the Scheduled Redemption Date or any Interest Payment Date following the Scheduled Redemption Date (and prior to the Final Maturity Date), as the case may be (each a

     “Required Repayment Date”), to the extent it provides written certification to the Trustee (which the Trustee will promptly forward upon receipt to each holder of record of Junior Subordinated Debentures) no later than 45 days prior to such Required Repayment Date (the “Notice Date”) certifying that either:
(i)	a Market Disruption Event was existing and continued during the entire applicable QCS Proceeds Collection Period; or

(ii)	a Market Disruption Event was existing and continued during a part of the applicable QCS Proceeds Collection Period and the Company was unable (after using Commercially Reasonable Efforts) to raise sufficient net proceeds during such QCS Proceeds Collection Period to permit repayment of the Junior Subordinated Debentures in full on the applicable Required Repayment Date; or

(iii)	no Market Disruption Event was existing during the applicable QCS Proceeds Collection Period, but the Company was unable (after using Commercially Reasonable Efforts) to raise sufficient net proceeds during such QCS Proceeds Collection Period to permit repayment of the Junior Subordinated Debentures in full on the applicable Required Repayment Date.
          (e) Net proceeds from the sale of Qualifying Capital Securities received during the applicable QCS Proceeds Collection Period that the Company is permitted to apply to the repayment of Junior Subordinated Debentures on or after the Scheduled Redemption Date will be applied:
(i)	first, to pay interest on the Junior Subordinated Debentures that the Company is not paying from other sources (other than interest required to be paid pursuant to the Alternative Payment Mechanism) and,

(ii)	second, to repay the principal of Junior Subordinated Debentures;
provided that if the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the applicable QCS Proceeds Collection Period, it will not be required to repay any Junior Subordinated Debentures on the Scheduled Redemption Date or the applicable Required Repayment Date, but will use those net proceeds to repay the Junior Subordinated Debentures on the next Required Repayment Date as of which it has raised at least $5 million of net proceeds.
          (f) If, as of any Required Repayment Date, the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding Parity Securities in addition to the Junior Subordinated Debentures, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Junior Subordinated Debentures and such Parity Securities having the same scheduled repayment date or scheduled redemption date as the Junior Subordinated Debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the Junior Subordinated Debentures has been paid in full.
          (g) The Company shall not, without written notice to the Trustee and the consent of a majority in principal amount of the Junior Subordinated Debentures, amend the RCC to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining when repayment, redemption or repurchase of the Junior Subordinated Debentures is permitted.
          (h) The Replacement Capital Obligation shall continue to apply until (i) the Company has redeemed the Junior Subordinated Debentures in full in accordance with the Replacement Capital Obligation, (ii) the Junior Subordinated Debentures are otherwise paid in full on the Final Maturity Date, or (iii) upon the occurrence of an Event of Default resulting in acceleration of the Junior Subordinated Debentures.
          (i) Any principal amount of the Junior Subordinated Debentures, together with accrued interest, will be due and payable on the Final Maturity Date, regardless of the amount of Qualifying Capital Securities the Company has issued and sold at that time.
     SECTION 3.3 Redemption Procedure for Junior Subordinated Debentures.
     The Company shall mail, or cause the Trustee to mail, notice of every redemption of Junior Subordinated Debentures by first class mail, postage prepaid, addressed to the holders of record of the Junior Subordinated Debentures to be redeemed at such holders’ respective last addresses appearing on the Security Register. Any redemption notice pursuant to this Article III shall be made upon no less than ten and no more than 25 days’ notice before the date fixed for redemption (the “Redemption Date”) to the registered holders of the Junior Subordinated Debentures. If the Junior Subordinated Debentures are to be redeemed in part pursuant to Section 3.1 or 3.2 hereof, (a) the Company shall give the Trustee no less than 15 and no more than 30 days’ notice in advance of the date fixed for redemption and (b) the Junior Subordinated Debentures shall be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate in its discretion. Any notice mailed as provided in this Section 3.3 shall be conclusively presumed to have been duly given, whether or not the holder of the Junior Subordinated Debentures receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the Junior Subordinated Debentures designated for redemption shall not affect the validity of the proceedings for the redemption of any other Junior Subordinated Debentures. Each such notice given to such a holder shall state: (i) the Redemption Date; (ii) the redemption price (or if not then ascertainable, the manner of calculation thereof); (iii) that the Junior Subordinated Debentures are being redeemed pursuant to the Indenture or the terms of the Junior Subordinated Debentures together with the facts permitting such redemption; (iv) if less than all Outstanding Junior Subordinated Debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Junior Subordinated Debentures to be redeemed; (v) the place or places where the Junior Subordinated Debentures are to be redeemed; and (vi) that interest on the Junior Subordinated Debentures to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Junior Subordinated Debentures are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Junior Subordinated Debentures at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time on such date as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Junior Subordinated Debentures or any portion thereof which are to be redeemed on Redemption Date.
     SECTION 3.4 Payment of Securities Called for Redemption.
     If any notice of redemption has been given as provided in Section 3.3 hereof, the Junior Subordinated Debentures or portion of the Junior Subordinated Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Junior Subordinated Debentures to be redeemed shall cease to bear interest. If any Junior Subordinated Debentures called for redemption shall not be so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the date set for redemption until the date on which redemption actually occurs at the then applicable interest rate on the Junior Subordinated Debentures. On presentation and surrender of certificates representing such Junior Subordinated Debentures at a place of payment in said notice specified, the said Junior Subordinated Debentures or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of certificates representing Junior Subordinated Debentures to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing Junior Subordinated Debentures, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Junior Subordinated Debentures represented by the certificate(s) so presented and having the same original issue date, Final Maturity Date and terms. If a Global Security is so surrendered, such new Junior Subordinated Debentures will also be a new Global Security.
     SECTION 3.5 No Sinking Fund.
     The Junior Subordinated Debentures shall not be entitled to the benefit of any sinking fund.
ARTICLE IV
Optional Deferral of Interest and Trigger Events
     SECTION 4.1 Optional Deferral of Interest.
     So long as (i) no Event of Default has occurred and is continuing and (ii) no Trigger Event has occurred and the related Trigger Period is not continuing, the Company may elect to defer one or more payments of interest on the Junior Subordinated Debentures (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest”) at any time and from time to time, for up to ten years (which may include a combination of semi-annual and quarterly Interest Payment Dates), without giving rise to an Event of Default and acceleration under the terms of the Indenture, provided, however, that no Optional Deferral Period (as defined below)

may end on a date other than on an Interest Payment Date or extend beyond the Maturity Date. During any Optional Deferral and for so long as any Optionally Deferred Interest remains outstanding (an “Optional Deferral Period”), the Company may pay Optionally Deferred Interest that was deferred during an Optional Deferral Period of less than five years out of any source of funds. Optionally Deferred Interest will continue to accrue and compound on each Interest Payment Date, to the extent permitted by applicable law, at the then applicable interest rate on the Junior Subordinated Debentures. If Optional Deferral has continued beyond the Fifth Deferral Anniversary, then the provisions of Section 6.2 hereof will apply, and the Company (except on or after the Final Maturity Date or an acceleration of the Junior Subordinated Debentures following an Event of Default (the date of any such acceleration, an “Acceleration Date”)) must sell Common Stock (unless such interest has been (or is being) paid from the proceeds of Qualifying Warrants) to satisfy its obligation to pay Optionally Deferred Interest on the Junior Subordinated Debentures. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of Common Stock on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary. Following the Fifth Deferral Anniversary of any Optional Deferral Period, the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of Qualifying APM Securities, except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay any accrued and unpaid interest without regard to the source of funds. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.1 hereof will apply. Subject to the proviso in the first sentence of this Section 4.1, there is no limit on the number of Optional Deferral Periods that the Company may begin as long as the Company has paid all accrued and unpaid interest on the Junior Subordinated Debentures that was deferred during any previous Optional Deferral Period, together with interest thereon, to the extent permitted by applicable law, compounded on each Interest Payment Date.
     SECTION 4.2 Notices of Deferral and Trigger Period.
          (a) The Company shall provide a written notice of any Optional Deferral to the Trustee and the holders of the Junior Subordinated Debentures no more than 25 and no fewer than ten days prior to the relevant Interest Payment Date; provided, however, the Company’s failure to pay interest on the Junior Subordinated Debentures on any Interest Payment Date will itself constitute the commencement of, and the election to commence, an Optional Deferral unless the Company pays such interest within five Business Days after such Interest Payment Date, regardless of whether the Company has provided notice of an Optional Deferral. Subject to Section 4.2(b) hereof, a notice of Optional Deferral, once given, shall be irrevocable and the deferral of payments on the related Interest Payment Date shall be considered an Optional Deferral, unless a Trigger Event has occurred and the related Trigger Period is continuing as of the 30th day prior to such Interest Payment Date.
          (b) Not earlier than the 30th nor later than the 15th day prior to each Interest Payment Date during a Trigger Period, the Company shall give written notice of the continuance of such Trigger Period to the Trustee and holders of the Junior Subordinated Debentures. Such notice shall, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Insurance Subsidiaries’ Risk-Based Capital Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Stockholders’

Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than the Alternative Payment Mechanism to resume.
     SECTION 4.3 Trigger Events.
          (a) If a Trigger Event has occurred and the Trigger Period caused thereby is continuing as of the 30th day prior to an Interest Payment Date, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Junior Subordinated Debentures (other than any interest that had accrued during an Optional Deferral Period of less than five years which may continue to be deferred to the extent provided herein or be paid out of any source of funds) only to the extent that such interest is paid through the Alternative Payment Mechanism, except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay any accrued and unpaid interest without regard to the source of the funds. Any interest that is accrued and unpaid during a Trigger Period will continue to accrue and compound on each Interest Payment Date, to the extent permitted by applicable law, at the then applicable interest rate on the Junior Subordinated Debentures.
          (b) If a Trigger Event occurs after commencement of an Optional Deferral Period, the Optional Deferral Period shall be deemed suspended for as long as the related Trigger Period is continuing. Once the Trigger Period is no longer continuing, the Optional Deferral Period shall resume subject to the limitations and consequences described herein, and any accrued time during the Optional Deferral Period prior to such suspension shall be counted toward the five year limitation set forth in Section 6.2 hereof.
          (c) In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. However, any unpaid interest that accrued during the continuance of a Trigger Period or an Optional Deferral Period that continued beyond the Fifth Deferral Anniversary may only be satisfied in accordance with the provisions of the Alternative Payment Mechanism, except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay any accrued and unpaid interest without regard to the source of funds. Any accrued and unpaid interest will in all events be due and payable upon the Maturity Date or redemption of the Junior Subordinated Debentures, except for Foregone Interest (if any).
ARTICLE V
Events of Default
     SECTION 5.1 Events of Default.
          (a) The term “Event of Default,” in the Indenture shall mean with respect to the Junior Subordinated Debentures only, the occurrence and continuation of any one or more of the following events and shall not have any other meanings ascribed to such term in the Base Indenture or any other indenture supplementing the Indenture:
(i)	default in the payment of the principal of, or premium, if any, on, the Junior Subordinated Debentures when due;

(ii)	the failure to pay interest (including Compounded Interest) in full, whether due to an Optional Deferral, during a Trigger Period or otherwise, after the conclusion of a period of ten consecutive years following the commencement of any deferral period or on the Final Maturity Date;

(iii)	the entry by a court of competent jurisdiction of:
(1)	a decree or order for relief in respect of the Company in an involuntary proceeding under any applicable Bankruptcy Law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(2)	a decree or order adjudging the Company to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3)	a final and non-appealable order appointing a Custodian of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company; or
(iv)	the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case or proceeding; (C) files a petition or answer or consent seeking reorganization or relief or consents to such filing or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property, and such Custodian is not discharged within 60 days; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts generally as they become due.
          (b) For the avoidance of doubt, (i) Events of Default with respect to the Junior Subordinated Debentures do not include failure to comply with or breach of the Company’s other covenants set forth in the Base Indenture or in Article VI hereof with respect to the Junior Subordinated Debentures (each, an “Other Covenant Default”), including the covenant to sell Common Stock pursuant to the Alternative Payment Mechanism to meet certain interest payment obligations and (ii) the occurrence and continuation of the events described in Section 5.1(a)(i) or (ii) shall constitute an Event of Default, even if any such event has occurred and is continuing because of the provisions of Article VII hereof.
          (c) Holders of Junior Subordinated Debentures may not themselves institute a proceeding against the Company on account of an Other Covenant Default, except in compliance with Section 6.04 of the Base Indenture (substituting for this purpose and for purposes of Section 5.1(d) all references to “Event of Default” in Section 6.04 of the Base Indenture for references to “Other Covenant Default”). However, the holders of a majority in principal amount of Junior

Subordinated Debentures may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of 90 days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the holders of a majority in principal amount of the Junior Subordinated Debentures requiring that the Other Covenant Default be remedied and stating that such notice is an Other Covenant Default Notice hereunder (each, an “Other Covenant Default Notice”). Except with respect to the Company’s covenants under Sections 4.04 and 5.03 of the Base Indenture, the Trustee shall not be required to take any action in case of an Other Covenant Default (other than to give notice of such default to the holders of the Junior Subordinated Debentures in accordance with Section 5.1(d)) unless so directed by the holders.
          (d) Subject to the provisions of Section 5.1(c) hereof as to Other Covenant Defaults, the provisions of Section 6.04 of the Base Indenture shall apply with respect to limitations on suits, proceedings and remedies. The provisions of Sections 6.06 and 7.02(d) of the Base Indenture shall apply with respect to any direction of Holders referred to in Section 5.1(c) and in complying with any such direction or taking any action with respect to a default under Section 4.04 or 5.03 of the Base Indenture, the Trustee shall be entitled to exercise all remedies contemplated by Article VI of the Base Indenture as if an Event of Default had occurred and was continuing (other than the right to accelerate the maturity of the Junior Subordinated Debentures) and (except as aforesaid) shall be entitled to all the powers, immunities and protections available to the Trustee under the Base Indenture in connection with the exercise of such remedies during the continuance of an Event of Default.
          (e) Within 90 days after an Event of Default has occured, the Trustee shall give to the holders of Junior Subordinated Debentures notice of all uncured and unwaived defaults by the Company known to it; provided, however, that the failure of the Trustee to give such notice shall not be deemed to be a breach by the Trustee hereunder. However, except in the case of default in payment of interest, the Trustee may withhold such notice if it determines that such withholding is in the interest of such holders.
ARTICLE VI
Covenants
     Article IV of the Base Indenture is hereby supplemented with respect to, and solely for the benefit of the holders of the Junior Subordinated Debentures by, the following additional covenants of the Company; provided that the Junior Subordinated Debentures shall also benefit from the other covenants in Article IV of the Base Indenture:
     SECTION 6.1 Certain Restrictions During Optional Deferral Periods or Following a Trigger Event.
     On any date on which accrued interest through the most recent Interest Payment Date has not been paid in full, whether because of an Optional Deferral or a Trigger Event and on any other date that occurs after the Company gives notice of its election to defer interest and continuing through the first day of the related deferral period (a “Deferral Notice Period”), the Company, subject to certain exceptions set forth below will not, and will not permit any of its Subsidiaries to:

          (a) declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock, other than:
(i)	any purchase, redemption or other acquisition of shares of capital stock of the Company in connection with (x) any employment contract, employee or benefit plan or other similar arrangement, (y) a dividend reinvestment or stockholder purchase plan, or (z) the issuance of capital stock of the Company, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral, Trigger Event or Deferral Notice Period, as the case may be;

(ii)	any exchange, redemption or conversion of any class or series of capital stock of the Company, or the capital stock of one of the Company’s Subsidiaries, for any other class or series of capital stock of the Company, or of any class or series of the Company’s indebtedness for any class or series of capital stock of the Company;

(iii)	any purchase of, or payment of cash in lieu of, fractional interests in shares of capital stock of the Company pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

(iv)	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

(v)	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.
          (b) make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem, any debt securities issued by the Company, or make any guarantee payments under any guarantees given by the Company, in each case, that rank equally with the Junior Subordinated Debentures upon the Company’s liquidation (“Parity Securities”) or that rank junior to the Junior Subordinated Debentures upon the Company’s liquidation, except as follows:
(i)	such restrictions shall not apply to any payment (including guarantee payments) set forth below:
(1)	any payment of current interest in respect of Parity Securities that is made ratably and in proportion to the respective amounts of (x) accrued and unpaid interest on Parity Securities then outstanding, on the one hand, and (y) accrued and unpaid interest on the Junior Subordinated Debentures, on the other hand;

(2)	any payment of principal on, or purchase or redemption price in respect of, Parity Securities (including guarantee payments with respect to principal) then outstanding made ratably and in proportion to the respective amounts of (x) the principal amount of Parity Securities then outstanding, on the one hand, and (y) the principal amount of Junior Subordinated Debentures then outstanding, on the other hand;

(3)	any payment of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities;

(4)	any payment of principal in respect of Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or

(5)	any purchase or acquisition of the Company’s capital stock by any of the Company’s separate accounts;
          (c) purchase any shares of Common Stock until at least one year after all deferred interest on the Junior Subordinated Debentures has been paid, other than the following:
(i)	purchases, redemptions or other acquisitions of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; and

(ii)	purchases of Common Stock pursuant to a contractually binding requirement to buy shares of Common Stock entered into prior to the beginning of the related deferral period, including under a contractually binding share repurchase plan.
     SECTION 6.2 Obligation to Effect Certain Sales of Common Stock of the Company; Alternative Payment Mechanism.
(a)	Subject to certain conditions and exceptions described below, if:

(i)	the Company has optionally deferred payment of interest otherwise due on the Junior Subordinated Debentures for a period of more than five consecutive years (excluding any time an Optional Deferral Period is suspended pursuant to Section 4.3 hereof) (the last day of such five-year period, the “Fifth Deferral Anniversary”), or

(ii)	a Trigger Event has occurred and the related Trigger Period is continuing as of the 30th day prior to an Interest Payment Date (regardless of whether a notice of an Optional Deferral has been delivered), then:

the Company may satisfy its obligation to pay interest on the Junior Subordinated Debentures (A) in the case of an event described in clause (i) above, on any subsequent Interest Payment Date and (B) in the case of an event described in clause (ii) above, on such Interest Payment Date (in the case of clause (B) above, other than any interest that has accrued during an Optional Deferral Period of less than five years, which may continue to be deferred to the extent provided herein or be paid out of any source of funds and except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay accrued and unpaid interest without regard to the source of funds), only to the extent of net proceeds from the sale of Qualifying APM Securities received by the Company during the 180 days prior to such Interest Payment Date (the “Alternative Payment Mechanism”), and

(b)	Subject to certain conditions and exceptions described below, if:

(i)	the Company has optionally deferred interest payments otherwise due on the Junior Subordinated Debentures for a period of more than five consecutive years, or

(ii)	a Trigger Event has occurred,
then
commencing immediately, the Company must sell Common Stock, the sale of which will provide sufficient cash proceeds to pay any amount due to the holders of the Junior Subordinated Debentures in satisfaction of all accrued and unpaid interest, together with any Compounded Interest, to the extent permitted by law (unless such interest has been paid (or is being paid) from the sale of Qualifying Warrants). Such obligation will continue until all unpaid interest has been paid in full or, if such obligation has arisen only because a Trigger Event has occurred and the related Trigger Period is continuing, until such Trigger Period is no longer continuing and all interest that accrued during such Trigger Period has been paid in full. The Company’s obligation to sell Common Stock to satisfy its obligation to pay interest (x) does not apply, in the case of an event described in Section 6.2(a)(ii), to interest that has accrued during an Optional Deferral Period of less than five years, (y) does not apply on or after the Final Maturity Date or an Acceleration Date and (z) is subject to the occurrence or existence of a Market Disruption Event. Any accrued and unpaid interest will, in all events be due and payable on the Maturity Date, except for the Foregone Interest to the extent provided for in Article X hereof.
          (c) The net proceeds (i) received by the Company from the sale of Qualifying APM Securities during the 180 days prior to any Interest Payment Date on which the Company is required to use the Alternative Payment Mechanism and (ii) designated by the Company at or before the time of such sale as available to pay interest on the Junior Subordinated Debentures will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company’s obligations to pay interest on the Junior Subordinated Debentures pursuant to the Alternative Payment Mechanism.
          (d) The Company is not required to sell shares of Common Stock to the extent the number of shares of Common Stock to be sold would exceed its Shares Available for Issuance. The Company shall use commercially reasonable efforts to obtain shareholder consent to increase the number of its authorized shares of Common Stock if, at any date, its Shares Available for Issuance fall below the greater of:
(i)	310 million shares (as adjusted for any stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction since the date of this Eighth Supplemental Indenture), and

(ii)	three times the number of shares that the Company would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of its shares over the ten-trading-day period preceding such date) any then outstanding deferred interest on the Junior Subordinated Debentures (including Compounded Interest), plus twelve additional months of interest (including Compounded Interest) on the Junior Subordinated Debentures, up to a total of ten years of interest (including Compounded Interest). For purposes of determining the amounts accruing during a Floating Rate Period, interest will be computed by reference to spot Three-Month LIBOR on such calculation date plus a margin equal to 7.548%.
     If the Company issues additional Junior Subordinated Debentures, the number of shares referred to in (i) above will be increased proportionately.
     An “Other Covenant Default” (as defined in Section 5.1(b) hereof) shall have occurred (but no Event of Default shall have occurred) if the Company does not use its commercially reasonable efforts to obtain consent of its stockholders to increase the number of its authorized shares if, at any date, its Shares Available for Issuance fall below the number specified above.
          (e) Following the Fifth Deferral Anniversary or the occurrence of a Trigger Event, the Company shall apply the net proceeds received by it from sales of shares of its Common Stock pursuant to this Section 6.2 to the payment of interest on the Junior Subordinated Debentures then Outstanding, with net proceeds to be paid promptly after receipt until all interest amounts owing have been paid in full.
          (f) In the event that net proceeds received by the Company from one or more sales of shares of its Common Stock following such Fifth Deferral Anniversary or the occurrence of a Trigger Event are not sufficient to satisfy the full interest amount, such net proceeds will be paid to the holders of the Junior Subordinated Debentures on a pro rata basis.
          (g) Any interest payment made pursuant to the provisions of this Section 6.2 will first be allocated to payment of the interest due on the Interest Payment Date for the then current Interest Payment Period. Any payment of interest in excess of the amount of the interest due on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest with respect to prior Interest Payment Periods for which interest must be paid pursuant to the Alternative Payment Mechanism, in chronological order beginning with the earliest Interest Payment Period for which interest has not been paid in full and for which interest must be paid pursuant to the Alternative Payment Mechanism, including Compounded Interest. Notwithstanding the foregoing, a partial payment will be applied first to interest that is accrued during a Trigger Period and second as described in the preceding sentence. If the Company has Outstanding at such time any debt securities ranking pari passu with the Junior Subordinated Debentures under the terms of which the Company is obligated to sell Common Stock and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Junior Subordinated Debentures and such pari passu securities on a pro rata basis, or on such other basis as any regulatory authority may direct.
          (h) If the Company elects to satisfy its obligation to pay deferred interest pursuant to the Alternative Payment Mechanism by issuing Qualifying Warrants, it will only do so if the total number of shares of Common Stock underlying such Qualifying Warrants applied to pay interest on the Junior Subordinated Debentures pursuant to the Alternative Payment Mechanism, together with the total number of shares of Common Stock underlying all prior issuances of Qualifying Warrants so applied, does not exceed an amount equal to 15% of the total number of the Company’s issued and outstanding shares of Common Stock as of the date of any proposed issuance.
     SECTION 6.3 Payment of Expenses.
     The Company, as issuer of the Junior Subordinated Debentures, shall pay or cause to be paid all costs and expenses relating to the offering, sale and issuance thereof, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 7.06 of the Base Indenture.
     SECTION 6.4 Payment Upon Resignation or Removal.
     Upon termination of this Eighth Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.
ARTICLE VII
Subordination
     Article XV of the Base Indenture shall be superseded in its entirety by this Article VII with respect to, and solely for the benefit of, the holders of the Junior Subordinated Debentures; provided, that this Article VII shall not become a part of the terms of any other series of Securities.

     SECTION 7.1 Agreement to Subordinate.
     The Company agrees, and each holder by accepting any Junior Subordinated Debentures agrees, that the indebtedness evidenced by the Junior Subordinated Debentures is subordinated in right of payment, to the extent and in the manner provided in this Article VII, to the prior payment in full of all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon.
     SECTION 7.2 Liquidation; Dissolution; Bankruptcy.
     In the event of:
          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;
          (b) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;
          (c) any general assignment by the Company for the benefit of creditors; or
          (d) any other marshalling of the assets of the Company,
all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Junior Subordinated Debentures. In any such event, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the provisions of this Article VII) be payable or deliverable in respect of the Junior Subordinated Debentures (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representatives, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. Payments on the Junior Subordinated Debentures in the form of other securities of the Company or those of any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Eighth Supplemental Indenture with respect to the indebtedness evidenced by the Junior Subordinated Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, shall be paid or delivered directly to the holders of Senior Indebtedness and then, if any amounts remain, to the holders of Junior Subordinated Debentures. No present or future holder of any Senior Indebtedness will be prejudiced in the right to enforce the subordination of the Junior Subordinated Debentures by any act or failure to act on the part of the Company.

     SECTION 7.3 Default on Senior Indebtedness.
     No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Junior Subordinated Debentures including in respect of any repayment, redemption, retirement, purchase or other acquisition of the Junior Subordinated Debentures, if: (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity and written notice of such event of default, requesting that payments on the Junior Subordinated Debentures cease, is given to the Company by any holder of Senior Indebtedness, unless and until such event of default has been cured or waived or ceases to exist.
     SECTION 7.4 When Distribution Must Be Paid Over.
     Subject to Section 8.1 hereof, if a distribution is made to the Trustee or any holder of Junior Subordinated Debentures at a time when a Responsible Officer of the Trustee or such holder has actual knowledge that, because of this Article VII such distribution should not have been made to it, the Trustee or such holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to, the holders of Senior Indebtedness as their interests may appear, or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.
     SECTION 7.5 Subrogation.
     Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then Outstanding. After payment in full of all Senior Indebtedness, holders of the Junior Subordinated Debentures will be subrogated to the rights of any holders of Senior Indebtedness to receive any further payments that are applicable to the Senior Indebtedness until all the Junior Subordinated Debentures are paid in full. In matters between holders of the Junior Subordinated Debentures and any other type of the Company’s creditors, any payments that would otherwise be paid to holders of Senior Indebtedness and that are made to holders of the Junior Subordinated Debentures because of this subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the Junior Subordinated Debentures.
     SECTION 7.6 Relative Rights.
     This Article VII defines the relative rights of holders of the Junior Subordinated Debentures and holders of Senior Indebtedness. Unless otherwise specified in Article X hereof, nothing in this Indenture shall:
          (a) impair, as between the Company and holders of Junior Subordinated Debentures, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Junior Subordinated Debentures in accordance with their terms;

          (b) affect the relative rights of holders of Junior Subordinated Debentures other than their rights in relation to holders of Senior Indebtedness; or
          (c) prevent the Trustee or any holder of Junior Subordinated Debentures from exercising its available remedies upon a Default, an Other Covenant Default or Event of Default, subject to the rights of holders and beneficial owners of Senior Indebtedness to receive distributions and payments otherwise payable to holders of Junior Subordinated Debentures.
     SECTION 7.7 Rights of the Trustee; Holders of Senior Indebtedness.
     With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VII, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and the Trustee shall not be liable to any holder of such Senior Indebtedness (except with respect to holders of any Senior Indebtedness for which the Trustee is acting as trustee under the Base Indenture or otherwise) if it shall pay over or deliver to holders of Junior Subordinated Debentures, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VII or otherwise. Nothing in this Article VII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Base Indenture.
     SECTION 7.8 Subordination May Not Be Impaired.
     No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Securities by any act or failure to act on the part of the Company.
     SECTION 7.9 Distribution.
     Upon any payment or distribution of assets of the Company referred to in this Article VII, the Trustee and the holders of Junior Subordinated Debentures shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the holders of Junior Subordinated Debentures for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII. The Trustee, subject to the provisions of Article VII of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder), to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior

Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VII, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     SECTION 7.10 Authorization to Effect Subordination.
     Each holder of Junior Subordinated Debentures by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article VII, and appoints the Trustee his attorney-in-fact for any and all such purposes.
ARTICLE VIII
Notice
     SECTION 8.1 Notice by the Company.
     The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Junior Subordinated Debentures pursuant to the provisions of Article VII hereof; provided that failure to give such notice shall not affect the subordination of the Junior Subordinated Debentures to the Senior Indebtedness as provided in Article VII hereof. Notwithstanding any of the provisions of the Base Indenture and this Eighth Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Junior Subordinated Debentures pursuant to the provisions of the Base Indenture; provided, however, that if the Trustee shall not have received the notice provided for in this Article VIII at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Junior Subordinated Debentures), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date. Funds held by the Trustee under Section 11.03 or 13.05 of the Base Indenture with respect to the Junior Subordinated Debentures shall not be subject to the claims of the holders of Senior Indebtedness under Article VII.
ARTICLE IX
Original Issue of Junior Subordinated Debentures
     SECTION 9.1 Original Issue of Junior Subordinated Debentures.
          (a) Junior Subordinated Debentures substantially in the form of Exhibit A hereto may, upon execution of this Eighth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Junior Subordinated Debentures to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President (or more senior officer) and its Treasurer or an Assistant Treasurer, without any further action by the Company.

          (b) The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
ARTICLE X
Limitation on Claims
     SECTION 10.1 Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy.
     Each holder of a Junior Subordinated Debenture, by such holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company (whether voluntary or involuntary), and prior to the Maturity Date or redemption of such Junior Subordinated Debentures, such holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Payment Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of then Outstanding principal amount of such Junior Subordinated Debenture in respect of which such interest was deferred. Amounts to which the holders of the Junior Subordinated Debentures would have been entitled to receive hereunder, but for operation of this Section 10.1 are referred to as “Foregone Interest.” For the avoidance of doubt, this limitation on claims for unpaid interest does not apply to Optionally Deferred Interest, and holders will have a full claim for, and right to receive, such Optionally Deferred Interest.
ARTICLE XI
Discharge, Defeasance and Covenant Defeasance
     SECTION 11.1 Base Indenture Applies.
     The provisions of Article XIII of the Base Indenture shall apply to the Junior Subordinated Debentures.
ARTICLE XII
Premium Calculation Agent
     SECTION 12.1 Appointment of Premium Calculation Agent.
     The Company hereby appoints J.P. Morgan Securities Inc. to act as Premium Calculation Agent with respect to the Junior Subordinated Debentures for the purposes of selecting the Comparable Treasury Issue and calculating the Make-Whole Redemption Amount or Special Make-Whole Redemption Amount, and J.P. Morgan Securities Inc. hereby accepts such appointment.

     SECTION 12.2 Payment.
     The Company agrees promptly to pay the Premium Calculation Agent the compensation to be agreed upon with the Company for services rendered by the Premium Calculation Agent and to reimburse the Premium Calculation Agent for its reasonable out-of-pocket expenses (including counsel fees and expenses) incurred by the Premium Calculation Agent without gross negligence, willful misconduct or bad faith on its part (or on the part of any Premium Calculation Agent’s agent) in connection with the services rendered by it (or such Premium Calculation Agent’s agent).
     SECTION 12.3 Eligibility Requirements.
     The Premium Calculation Agent shall at all times be an investment banking of national standing.
     SECTION 12.4 Resignation and Removal.
     The Premium Calculation Agent may resign its duties and obligations hereunder by giving to the Company written notice to that effect, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 30 days prior to the said effective date unless the Company agrees in writing. If the Premium Calculation Agent is dissolved, becomes bankrupt or is otherwise incapable of acting hereunder, the Company shall, within three Business Days of the occurrence of the event that renders the Premium Calculation Agent incapable of performing hereunder, appoint a successor Premium Calculation Agent which satisfies the eligibility requirements set forth in Section 12.3. Upon the appointment of a successor Premium Calculation Agent, such successor shall be deemed to be the Premium Calculation Agent for all purposes of this Indenture, without any further act by any of the parties hereto.
     SECTION 12.5 Liability.
     Neither the Premium Calculation Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Indenture, except for its or their own gross negligence, willful misconduct or bad faith. Without limiting the generality of the foregoing, the Premium Calculation Agent shall incur no liability by acting upon any notice, consent, certificate or other instrument or writing reasonably believed by it to be genuine and signed or sent by the Company.
     SECTION 12.6 Indemnification.
          (a) The Company agrees to indemnify the Premium Calculation Agent, its officers, directors, agents and employees against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Indenture by the Premium Calculation Agent, and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such person or persons.

          (b) The Premium Calculation Agent will indemnify the Company against any liability which may arise out of acts performed or omitted by the Premium Calculation Agent due to its gross negligence, willful misconduct or bad faith; however, in no event shall the Premium Calculation Agent be liable for consequential, special or indirect damages of any kind, regardless of whether the Premium Calculation Agent is put on notice of the possibility of such damages. The obligations set forth in this Section 12.6 shall survive the termination of this Indenture.
ARTICLE XIII
Miscellaneous
     SECTION 13.1 Ratification of Base Indenture; Conflicts.
     The Base Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed. This Eighth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. To the extent permitted by applicable law and the Base Indenture, in the event of any conflict between this Eighth Supplemental Indenture and the Base Indenture or the provisions set forth in the certificates of Junior Subordinated Debentures, as the case may be, this Eighth Supplemental Indenture shall control.
     SECTION 13.2 Junior Subordinated Debentures Unaffected by Other Supplemental Indentures.
     None of the Company’s supplemental indentures to the Base Indenture entered into prior to the date hereof applies to the Junior Subordinated Debentures. To the extent the terms of the Base Indenture are amended by any of such other supplemental indenture, no such amendment shall relate or apply to the Junior Subordinated Debentures. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any such other supplemental indenture or any other series of Securities. This Eighth Supplemental Indenture shall relate and apply solely to the Junior Subordinated Debentures.
     SECTION 13.3 Trustee Not Responsible for Recitals.
     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.
     The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture or of the Junior Subordinated Debentures. The Trustee shall not be accountable for the use or application by the Company of Junior Subordinated Debentures or the proceeds thereof.
     SECTION 13.4 Tax Treatment.
     The Company agrees, and by acquiring an interest in a Junior Subordinated Debenture each beneficial owner of a Junior Subordinated Debenture agrees, to treat the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes.

     SECTION 13.5 Governing Law.
     This Eighth Supplemental Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.
     SECTION 13.6 Separability.
     In case any one or more of the provisions contained in this Eighth Supplemental Indenture or in the Junior Subordinated Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eighth Supplemental Indenture or of the Junior Subordinated Debentures, but this Eighth Supplemental Indenture and the Junior Subordinated Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     SECTION 13.7 Counterparts.
     This Eighth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     SECTION 13.8 Calculation Agent and Premium Calculation Agent.
     Whether or not expressly provided herein or in the Base Indenture, every provision of this Eighth Supplemental Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, the Calculation Agent and the Premium Calculation Agent shall be subject to Article VII of the Base Indenture.
     SECTION 13.9 Additional Information.
     If at any relevant time or any relevant period the Company is not a reporting company under the Exchange Act then for any such relevant dates and period the Company will prepare and post on their website the financial statement that the Company would have been required to file with the SEC had the Company continued to be a reporting company under the Exchange Act, in each case, on or before the dates that the Company would have been required to file such financial statements had the Company continued to be a “large accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

MetLife, Inc., as Issuer
By:	/s/ Eric T. Steigerwalt
	Name:	Eric T. Steigerwalt
	Title:	Senior Vice President and Treasurer

Attest:

By:	/s/ Daniel D. Jordan
Daniel D. Jordan Assistant Secretary

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ Richard Tarnas
	Name:	Richard Tarnas
	Title:	Vice President

J.P. Morgan Securities Inc., as Premium Calculation Agent
By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Vice President

EXHIBIT A
(FORM OF FACE OF JUNIOR SUBORDINATED DEBENTURE)
THE JUNIOR SUBORDINATED DEBENTURE REPRESENTED BY THIS GLOBAL CERTIFICATE (THE “JUNIOR SUBORDINATED DEBENTURE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THE JUNIOR SUBORDINATED DEBENTURE IS EXCHANGEABLE FOR JUNIOR SUBORDINATED DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THE JUNIOR SUBORDINATED DEBENTURE (OTHER THAN THE TRANSFER OF THE JUNIOR SUBORDINATED DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY JUNIOR SUBORDINATED DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

METLIFE, INC.
Global Certificate representing
$                     aggregate principal amount of
10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069

No. R-___	CUSIP No. 59156RAV0
ISIN: US59156RAV06
     This Global Certificate is one of the Global Certificates in respect of a duly authorized issue of 10.750% Fixed-to-Floating Rate Junior Debentures due 2069 (the “Junior Subordinated Debentures”) of MetLife, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture, as defined on the reverse hereof). For value received, the Company hereby promises to pay to Cede & Co., or its registered assigns, on August 1, 2069 (the “Final Maturity Date”) (or on the date of redemption by the Company prior to the Final Maturity Date, as provided for in the Indenture), the amount of principal of the Junior Subordinated Debentures represented by this Global Certificate from time to time and to pay interest from time to time on the Junior Subordinated Debentures represented by this Global Certificate, from and including the later of July 8, 2009 and the last date in respect of which interest has been paid or duly provided for, to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be; provided, however, that the amount of principal of, and all amounts and unpaid interest on, the Junior Subordinated Debentures represented by this Global Certificate shall be payable in full on August 1, 2039 or any subsequent Interest Payment Date to the extent and subject to the conditions set forth on the reverse hereof and in the Indenture. If any date fixed for redemption or repayment of the Junior Subordinated Debentures represented by this Global Certificate is not a Business Day, then payment of the principal amount of the redemption price or repayment of the principal amount of the Junior Subordinated Debentures represented by this Global Certificate shall be made on the next day that is a Business Day, without any interest or other payment as a result of such delay.
     The Junior Subordinated Debentures represented by this Global Certificate shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been executed by the Trustee.
     All terms used in this Global Certificate that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The provisions of the Junior Subordinated Debentures are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:

METLIFE, INC.
By:
	Name:	Eric T. Steigerwalt
	Title:	Senior Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION
     This is one of the Junior Subordinated Debentures referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

Dated:

[REVERSE OF JUNIOR SUBORDINATED DEBENTURE]
     This Global Certificate is one of the certificates representing a duly authorized issue of Junior Subordinated Debentures due 2069 (the “Junior Subordinated Debentures”), issued under a Subordinated Indenture, dated as of June 21, 2005 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association) (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Eighth Supplemental Indenture, dated as of July 8, 2009 (the “Eighth Supplemental Indenture” together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the holders of the Junior Subordinated Debentures, and of the terms upon which the Junior Subordinated Debentures are, and are to be, authenticated and delivered.
     All terms used in this Junior Subordinated Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Company may from time to time, without the consent of the holders of Junior Subordinated Debentures, create further securities having the same terms and conditions as the Junior Subordinated Debentures in all respects (or in all respects except for the issue date, the date of the first payment of interest thereon and/or the issue price or the initial interest accrual date), so that such further issue shall be consolidated and form a single series with the outstanding Junior Subordinated Debentures, provided that such further securities are fungible with the outstanding Junior Subordinated Debentures for U.S. federal income tax purposes.
     Subject to Article II of the Eighth Supplemental Indenture, interest on the Junior Subordinated Debentures shall accrue from and including the date of initial issuance to but excluding August 1, 2039, or earlier redemption, at an annual rate equal to 10.750%, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2010, and (ii) solely in the event that the Junior Subordinated Debentures are not repaid or otherwise redeemed prior to August 1, 2039, from and including August 1, 2039 to but excluding the Maturity Date, at an annual rate equal to Three-Month LIBOR plus a margin equal to 7.548%, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year and on the Final Maturity Date or earlier Maturity Date.
     Notwithstanding the provisions of Article III of the Base Indenture, the Company shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, at any time on or after August 1, 2034, at a cash redemption price equal to the Par Redemption Amount; provided that, if the Junior Subordinated Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by the Company or any of its Affiliates), must remain outstanding after giving effect to such redemption.
     The Company shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, at any time prior to August 1, 2034, in cases not involving a Tax Event or Rating Agency Event, at a cash redemption price equal to the greater of (i) the Par Redemption

Amount and (ii) the Make-Whole Redemption Amount; provided that if the Junior Subordinated Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by the Company or any of its Affiliates) must remain outstanding after giving effect to such redemption.
     At any time prior to August 1, 2034, the Company shall have the right to redeem the Junior Subordinated Debentures in whole, but not in part, and only following the occurrence of a Tax Event or a Rating Agency Event, at a cash redemption price equal to the greater of (i) the Par Redemption Amount and (ii) the Special Event Make-Whole Redemption Amount.
     Subject to the limitations contained in Section 3.2 of the Eighth Supplemental Indenture, the Company has agreed to repay the principal amount of the Junior Subordinated Debentures, together with accrued and unpaid interest, on August 1, 2039, or, if that day is not a Business Day, on the next Business Day (the “Scheduled Redemption Date”). The Company, subject to a Market Disruption Event and subject to the Company’s right to otherwise redeem the Junior Subordinated Debentures pursuant to Section 3.1(a) of the Eighth Supplemental Indenture, shall use Commercially Reasonable Efforts to raise sufficient net proceeds during the applicable QCS Proceeds Collection Period from the issuance of Qualifying Capital Securities to permit repayment of the Junior Subordinated Debentures in full on the Scheduled Redemption Date. If the Company has not raised sufficient net proceeds during the applicable QCS Proceeds Collection Period to permit repayment of all principal and accrued and unpaid interest, including any Compounded Interest, to the extent permitted by law, on the Junior Subordinated Debentures on the Scheduled Redemption Date, the Company will continue to use Commercially Reasonable Efforts, subject to the limitations described in the immediately preceding sentence, to raise sufficient proceeds during the applicable QCS Proceeds Collection Period from the issuance of Qualifying Capital Securities to permit repayment of the Junior Subordinated Debentures on the next Interest Payment Date, and on each Interest Payment Date thereafter, until the Junior Subordinated Debentures are paid in full. The Company’s Replacement Capital Obligation will continue on the next Interest Payment Date, and on each Interest Payment Date thereafter, until the Junior Subordinated Debentures are paid in full.
     Any redemption notice shall be made upon not less than ten days and no more than 25 days’ notice before the date fixed for redemption to the registered holders of the Junior Subordinated Debentures. If the Junior Subordinated Debentures are to be redeemed in part, (a) the Company shall give the Trustee not less than 15 days and no more than 30 days’ notice in advance of the date fixed for redemption and (b) the Junior Subordinated Debentures shall be deemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate in its discretion. Any notice mailed as provided herein shall be conclusively presumed to have been duly given, whether or not the holder of the Junior Subordinated Debentures receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the Junior Subordinated Debentures designated for redemption shall not affect the validity of the proceedings for the redemption of any other Junior Subordinated Debentures. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the redemption price (or if not then ascertainable, the manner of calculation thereof); (iii) that the Junior Subordinated Debentures are being redeemed pursuant to the Indenture or the terms of the Junior Subordinated Debentures together with the facts permitting such redemption; (iv) if less than all Outstanding Junior Subordinated Debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Junior Subordinated Debentures to be redeemed; (v) the place or places where the Junior Subordinated Debentures are to be redeemed; and (vi) that interest on the Junior Subordinated Debentures to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Junior Subordinated Debentures are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Junior Subordinated Debentures at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time on such date as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Junior Subordinated Debentures or any portion thereof which are to be redeemed on the Redemption Date.
     Promptly after the Premium Calculation Agent determines the redemption price for any redemption pursuant to Section 3.1 of the Eighth Supplemental Indenture, the Premium Calculation Agent shall give the Trustee and each Paying Agent notice thereof. The Trustee and each Paying Agent shall have no responsibility for determining the redemption price.
     If any notice of redemption has been given as provided herein, the Junior Subordinated Debentures or portion of the Junior Subordinated Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Junior Subordinated Debentures to be redeemed shall cease to bear interest. If any Junior Subordinated Debentures called for redemption shall not be so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the date set for redemption until the date on which redemption actually occurs at the then applicable interest rate on the Junior Subordinated Debentures. On presentation and surrender of certificates representing such Junior Subordinated Debentures at a place of payment specified, in said notice the said Junior Subordinated Debentures or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of certificates representing Junior Subordinated Debentures to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing Junior Subordinated Debentures, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Junior Subordinated Debentures represented by the certificate(s) so presented and having the same original issue date, Final Maturity Date and terms. If a Global Security is so surrendered, such new Junior Subordinated Debentures will also be a new Global Security.
     The Junior Subordinated Debentures shall not be entitled to the benefit of any sinking fund.
     If an Event of Default with respect to the Junior Subordinated Debentures shall occur and be continuing, the principal of the Junior Subordinated Debentures of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

     The Base Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Junior Subordinated Debenture upon compliance by the Company with certain conditions set forth in the Indenture.
     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Junior Subordinated Debentures at the time Outstanding (as defined in the Indenture) to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Junior Subordinated Debentures; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon without the consent of the holder of each Junior Subordinated Debenture so affected, or (ii) reduce the aforesaid percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Junior Subordinated Debenture then Outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures at the time Outstanding affected thereby, on behalf of all of the holders of the Junior Subordinated Debentures, to waive a default or Event of Default with respect to the Junior Subordinated Debentures, and its consequences, except a default or Event of Default in the payment of the principal of or interest on any of the Junior Subordinated Debentures or a default in respect of a provision that under Article IX of the Base Indenture cannot be amended without the consent of each holder affected thereby. Any such consent or waiver by the registered holder of this Junior Subordinated Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Junior Subordinated Debenture and of any Junior Subordinated Debenture issued in exchange for or in place hereof (whether by registration of transfer or otherwise) irrespective of whether or not any notation of such consent or waiver is made upon this Junior Subordinated Debenture.
     So long as (i) no Event of Default has occurred and is continuing and (ii) no Trigger Event has occurred and the related Trigger Period is not continuing, the Company may elect to defer one or more payments of interest on the Junior Subordinated Debentures (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest”) at any time and from time to time, for up to ten years (which may include a combination of semi-annual and quarterly Interest Payment Dates) without giving rise to an Event of Default and acceleration under the terms of the Indenture, provided, however, that no Optional Deferral Period (as defined below) may end on a date other than on an Interest Payment Date or extend beyond the Maturity Date. During any Optional Deferral and for so long as any Optionally Deferred Interest remains outstanding (an “Optional Deferral Period”), the Company may pay Optionally Deferred Interest that was deferred during an Optional Deferral Period of less than five years out of any source of funds. Optionally Deferred Interest will continue to accrue and compound on each Interest Payment Date, to the extent permitted by applicable law, at the then applicable interest rate on the Junior Subordinated Debentures. If Optional Deferral has continued beyond the Fifth Deferral Anniversary, then the provisions of Section 6.2 of the Eighth Supplemental Indenture will apply, and the Company must (except on or after the Final Maturity Date or an acceleration of the Junior Subordinated Debentures following an Event of Default (the date of any such acceleration, an “Acceleration Date”) sell Common Stock (unless such interest has been (or is being) paid from the proceeds of Qualifying Warrants) to satisfy its obligation to pay Optionally Deferred Interest on the Junior Subordinated Debentures. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of Common Stock on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary. Following the Fifth Deferral Anniversary of any Optional Deferral Period, the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of Qualifying APM Securities, except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay any accrued and unpaid interest without regard to the source of funds. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.1 of the Eighth Supplemental Indenture will apply. Subject to the proviso in the first sentence of this paragraph, there is no limit on the number of Optional Deferral Periods that the Company may begin as long as the Company has paid all accrued and unpaid interest on the Junior Subordinated Debentures that was deferred during any previous Optional Deferral Period, together with interest thereon, to the extent permitted by applicable law, compounded on each Interest Payment Date.
     The Company shall provide a notice of any Optional Deferral to the Trustee and the holders of the Junior Subordinated Debentures no more than 25 and no fewer than ten days prior to the relevant Interest Payment Date; provided, however, the Company’s failure to pay interest on the Junior Subordinated Debentures on any Interest Payment Date will itself constitute the commencement of, and an election to commence, an Optional Deferral unless the Company pays such interest within five Business Days after such Interest Payment Date, regardless of whether the Company has provided notice of an Optional Deferral. Subject to Section 4.2(b) of the Eighth Supplemental Indenture, a notice of Optional Deferral, once given, shall be irrevocable and the deferral of payments on the related Interest Payment Date shall be considered an Optional Deferral, unless a Trigger Event has occurred and the related Trigger Period is continuing as of the 30th day prior to such Interest Payment Date.
     If (i) the Company has optionally deferred interest payments otherwise due on the Junior Subordinated Debentures for a period of more than five consecutive years (excluding any time an Optional Deferral Period is suspended pursuant to Section 4.3 of the Eighth Supplemental Indenture) (the last day of such five-year period, the “Fifth Deferral Anniversary”), or (ii) a Trigger Event has occurred and a Trigger Period caused thereby is continuing as of the 30th day prior to an Interest Payment Date, and regardless of any notice of Optional Deferral that has been previously delivered, then the Company may satisfy its obligation to pay interest on the Junior Subordinated Debentures (A) in the case of an event described in (i) above, on any subsequent Interest Payment Date and (B) in the case of an event described in clause (ii) above, on such Interest Payment Date (in the case of clause (B) above, other than any interest that has accrued during an Optional Deferral Period of less than five years, which may continue to be deferred to the extent provided herein or be paid out of any source of funds and except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay accrued and unpaid interest without regard to the source of funds), only to the extent of net proceeds from the sale of Qualifying APM Securities received by the Company during the 180 days prior to such Interest Payment Date.

     If (A) the Company has optionally deferred interest payments otherwise due on the Junior Subordinated Debentures for a period of more than five consecutive years, or (B) a Trigger Event has occurred, then commencing immediately, the Company must sell Common Stock, the sale of which will provide sufficient cash proceeds to pay any amounts due to the holders of the Junior Subordinated Debentures in satisfaction of all accrued and unpaid interest, together with any Compounded Interest, to the extent permitted by law (unless such interest has been (or is being) paid from the proceeds of Qualifying Warrants). Such obligation will continue until all unpaid interest has been paid in full or, if such obligation has arisen only because a Trigger Event has occurred and the related Trigger Period is continuing, until such Trigger Period is no longer continuing and all interest that accrued during such Trigger Period has been paid in full. The Company’s obligation to sell Common Stock to satisfy its obligation to pay interest (x) does not apply, in the case of an event described in clause (B) above, to interest that has accrued during an Optional Deferral Period of less than five years, (y) does not apply on or after the Final Maturity Date or an Acceleration Date and (z) is subject to the occurrence or existence of a Market Disruption Event. Any interest that is accrued and unpaid during a Trigger Period will continue to accrue and compound on each Interest Payment Date, to the extent permitted by applicable law, at the then applicable interest rate on the Junior Subordinated Debentures.
     Not earlier than the 30th nor later than the 15th day prior to each Interest Payment Date during a Trigger Period, the Company shall give written notice of the continuance of such Trigger Period to the Trustee and holders of the Junior Subordinated Debentures. Such notice shall, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Insurance Subsidiaries’ Risk-Based Capital Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Stockholders’ Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than the Alternative Payment Mechanism to resume.
     In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. However, any unpaid interest, that accrued during the continuance of a Trigger Period or an Optional Deferral Period that continued beyond the Fifth Deferral Anniversary may only be satisfied in accordance with the provisions of the Alternative Payment Mechanism, except that on or after the Final Maturity Date or an Acceleration Date, the Company may pay any accrued and unpaid interest without regard to the source of funds. Any accrued and unpaid interest will in all events be due and payable upon the Maturity Date, except for Foregone Interest to the extent provided for in Article X of the Eighth Supplemental Indenture.
     Each holder of a Junior Subordinated Debenture, by such holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, and prior to the Maturity Date or redemption of such Junior Subordinated Debentures, such holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Payment Mechanism, to the extent that the aggregate amount thereof (including

Compounded Interest) exceeds 25% of then Outstanding principal amount of such Junior Subordinated Debenture in respect of which such interest was deferred. For the avoidance of doubt, this limitation on claims for unpaid interest does not apply to Optionally Deferred Interest, and holders will have a full claim for, and right to receive, such Optionally Deferred Interest.
     Except as provided in the immediately preceding paragraph and Article X of the Eighth Supplemental Indenture, no reference herein to the Indenture and no provision of this Junior Subordinated Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Junior Subordinated Debenture at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Base Indenture and subject to certain limitations therein set forth, the transfer of Junior Subordinated Debentures is registrable in the Security Register, upon surrender of Junior Subordinated Debentures for registration of transfer at the office or agency of the Company maintained under Section 4.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Junior Subordinated Debentures of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of Junior Subordinated Debentures for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name Junior Subordinated Debentures are registered as the owner hereof for all purposes, whether or not Junior Subordinated Debentures are overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Junior Subordinated Debentures are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. This Global Certificate is exchangeable for Junior Subordinated Debentures in definitive form only under certain limited circumstances set forth in the Base Indenture. As provided in the Base Indenture and subject to certain limitations therein set forth, Junior Subordinated Debentures are exchangeable for a like aggregate principal amount of Junior Subordinated Debentures of a different authorized denomination, as requested by the holder surrendering the same.
     No recourse shall be had for the payment of the principal of or the interest on Junior Subordinated Debentures, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     The Company agrees, and by acquiring an interest in a Junior Subordinated Debenture each beneficial owner of a Junior Subordinated Debenture agrees, to treat the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes.
     THE INDENTURE AND THE JUNIOR SUBORDINATED DEBENTURES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.